Exhibit 10.41

September 15, 2006

Mr. Scott Rechler

625 Reckson Plaza

Uniondale, New York 11556

Re:                               Loan of between $175,000,000 and $200,000,000 secured by first mortgage liens encumbering the Properties (as defined below)

Gentlemen:

The following is a summary of terms pursuant to which SL Green Funding LLC (together with its assignees, “SL Green” or “Lender”) will provide a first mortgage loan (“Mortgage Loan”) to one or more newly formed bankruptcy remote special purpose entities or “recycled” special purpose entities satisfying rating agency guidelines (collectively, “Borrower”) controlled directly or indirectly by Scott Rechler, Michael Maturo and Jason Barnett (“RMB”) and Marathon Real Estate (collectively “Sponsor”).  The Mortgage Loan will be secured by a first mortgage lien on all of the Properties.

Properties:                                                          The thirteen (13) commercial office properties commonly known as the EastRidge Portfolio listed on Exhibit A attached hereto and made a part hereof.  The Properties shall be cross-collateralized and cross-defaulted.

Mortgage Loan

Amount:                                                                          Between $175,000,000 and $200,000,000. Borrower will provide irrevocable written notice delivered to Lender on or prior to December 1st, 2006 stating the exact amount Borrower desires to borrow. If Borrower fails to deliver such notice, Borrower shall be deemed to have elected to borrower $200,000,000.

Future Funding:                               100% of all capital requirements, including tenant leasing costs (inclusive of commissions and overrides to affiliated leasing agents provided such payments are at market rates), subject to an approved budget, which approval shall not be unreasonably withheld, and in no event to exceed $30,000,000 (the “Maximum Future Funding Amount”). No more than $20,000,000 of the Future Funding shall be used for base building capital improvements. For all purposes hereunder, the Mortgage Loan Amount shall increase, and shall include, the Maximum Future Funding Amount (i.e. $230,000,000).

Term:                                                                                       The maturity date (“Maturity Date”) shall be five (5) years after the initial funding date of the Mortgage Loan (the “Scheduled Maturity Date”).

Interest Rate:                                              The Mortgage Loan will bear interest at a floating rate (the “Interest Rate”) per annum equal to the yield on the 30-day LIBOR Index plus the Spread. After an event of default, the Interest Rate will increase by 500 basis points.

Borrower shall purchase and maintain an interest rate protection agreement for the entire Mortgage Loan Amount and term of the Mortgage Loan, providing for a Maximum LIBOR of 5.75%, issued by a counterparty having an S&P rating of not less than “AA-”.

Spread:                                                                               125 basis points (1.25%).

Amortization:                                             The Mortgage Loan shall be interest only for the Term of the Mortgage Loan.

Prepayment:                                                    The Mortgage Loan may, from time to time, be prepaid in whole or in part without penalty or premium.

Release Prices:                                  Borrower shall be permitted to repay a portion of the Mortgage Loan upon the sale of individual Properties subject to the payment of the respective Release Price listed on Exhibit A (115% of Allocated Loan Amounts, which Allocated Loan Amounts shall increase with Future Funding as described herein), provided, however, that (A) the debt service coverage ratio (based on the greater of (i) actual debt service and (ii) a 9.00% constant, and the actual net operating income of the Properties, on a trailing 12-month basis) after taking into account any release will not be less than the lesser of (a) the debt service coverage ratio immediately prior to such release and (b) 1.25:1.00 and (B) the loan-to-value ratio shall not be greater than the lesser of (i) the loan-to-value ratio on the closing date and (ii) the loan-to-value ratio calculated as of the date immediately prior to the release. The release of individual properties shall also be subject to the satisfaction of other customary conditions as specified in the Mortgage Loan documents.  The Allocated Loan Amounts and Release Prices will increase on a property by property basis based on future funds advanced under the Mortgage Loan.

Mezzanine

Financing:                                                              Lender shall permit mezzanine financing, from an institutional mezzanine lender, such that the total amount of financing encumbering the Properties, inclusive of the Mortgage Loan, and the Mezzanine Financing, shall not exceed $225,000,000 (not accounting for any Future Funding). The Mezzanine Financing shall be subject to an intercreditor agreement acceptable to Lender in its reasonable approval.

Origination Fee:                              None.

 Exit Fee:                                                                       None.

Cash

Management:                                               Borrower shall cause all rents, income and other payments (“Rents”) to be transmitted directly by all tenants into an account in which Lender shall have a first priority perfected security interest (the “Clearing Account”) maintained by Borrower at a local bank selected by Borrower (the “Clearing Bank”) and reasonably approved by Lender.

Except during a “Cash Management Period”, funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank. During a Cash Management Period, funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an account in which Lender shall have a first priority perfected security interest at a deposit bank controlled by Lender (a “Deposit Account”) and on each Payment Date applied and disbursed in accordance with Lender’s standard waterfall set forth in the Loan Documents; provided, however, that upon the occurrence of an event of default, Lender shall be entitled to apply the Rents in the Deposit Account in such manner as Lender shall elect in its sole discretion.  A “Cash Management Period” shall commence on the occurrence of (a) the Scheduled Maturity Date (as the same may be extended or accelerated) and (b) an Event of Default.

Reserves:                                                                   Upfront escrows will be required for real estate taxes and insurance at Closing. In addition, the Loan shall require monthly escrows for real estate taxes and insurance.  There shall be no other reserves. For any unpaid tenant improvements and leasing commissions (“Unpaid Leasing Capital”) on account of leases executed prior to Closing, at Borrower’s option, Borrower may either (a) require Lender to allocate a portion of the Future Funding in the amount of the Unpaid Leasing Capital, which allocated portion shall only be used by Borrower to pay the Unpaid Leasing Capital (the Future Funding available to pay other capital costs  shall be equal to the $30,000,000 less any amounts allocated to the Unpaid Leasing Capital) and (b) escrow the Unpaid Leasing Capital at Closing thereby not reducing the availability of the Future Funding at Closing.

Lease Approval

Threshold:                                                             All new leases are to be entered into with third-party tenants unaffiliated with Borrower or Sponsor and shall be on market terms and conditions. All leases in excess of 20,000 square feet shall be subject to Lender approval, which approval shall not be reasonably withheld. Notwithstanding the foregoing, Borrower shall be entitled to lease up to 10,000 rentable square feet in aggregate across the Properties to an affiliate of Borrower or Sponsor; however, Borrower shall not be entitled to use the Future Funding to fund any capital costs associated with such affiliate lease. Any leases to affiliates in excess of 10,000 rentable square feet in aggregate across the Properties shall require Lender approval, which approval shall not be unreasonably withheld.  Lender will execute SNDA’s with tenants leasing 20,000 square feet or more, which leases have been approved by Lender.

Estoppel

Requirement:                                             While Lender acknowledges that delivery of tenant estoppels is not a condition to the closing of the Mortgage Loan, Borrower shall, by November 1st, 2006, send estoppels, on a form reasonably acceptable to Lender, to all tenants in the Properties.  Borrower shall continuously use commercially reasonable best efforts to deliver executed estoppels to Lender until Closing.

Secondary Market

Transactions:                                             Lender shall have the right at any time (a) to participate, syndicate or securitize all or any portion of its interest in the Mortgage Loan (any such transaction, a “Securitization”) and/or, (b) to split the Mortgage Loan into senior and junior components (and/or mortgage and mezzanine components), provided that at all times including after any prepayments (i) the weighted average of the spread is equal to the spread for all such components and (ii) the restructuring of the Mortgage Loan does not increase the obligations of Borrower or increase the rights of Lender thereunder.  Borrower shall agree to cooperate with Lender to facilitate any secondary market transaction and the rating of the Mortgage Loan or mezzanine loan and any structuring or restructuring to create separate loan components as described above.  Such cooperation of Borrower shall be at Lender’s sole cost and expense.

Collateral:                                                              The collateral for the Mortgage Loan shall include, without limitation, (a) a first priority perfected mortgage encumbering the Properties, (b) a first priority perfected assignment of leases and rents encumbering the Properties, (c) a first priority perfected assignment of all contracts, agreements, trademarks, licenses, goods, equipment, accounts, fixtures and all other tangible and intangible personal property located on or used in connection with the Property, (d) a first priority perfected security interest in all monies deposited into the Clearing Account and Deposit Account, including all subaccounts, escrow accounts and reserve accounts, (e) a first priority perfected assignment of the Interest Rate Protection Agreement, (f) the Guaranty of Recourse Obligations, (g) UCC-1 financing statements (personal property, fixture filing and accounts and reserves) and (h) all other agreements and assurances customary in similar financings.  The liens and priority of Lender’s security interests shall be insured in favor of Lender and its successors and assigns, which insurance shall be issued and underwritten 75% by a title insurance carrier insuring Borrower’s acquisition and 25% by a title insurance carrier selected by Lender.

Recourse:                                                                 The Mortgage Loan will be non-recourse to Borrower, with exceptions for prohibited transfers, indebtedness and voluntary or involuntary, collusive or non-collusive bankruptcy (“Recourse Items”).  Borrower shall indemnify Lender for losses on account of certain ‘bad acts’ to be defined in the Mortgage Loan documents. Scott Rechler, Michael Maturo, and Jason Barnett (collectively, the “Guarantors”) shall execute Lender’s standard Guaranty of Recourse Obligations (the “Guaranty”) with respect to such Recourse Items.  The Guarantors shall have joint and several liability under such Guaranty.

Management:                                               The Properties will be managed by RMB or an affiliate thereof, pursuant to a management agreement approved by Lender in its reasonable discretion. Lender will have the right to replace the manager if (a) an Event of Default occurs or (b) the manager files bankruptcy.  The management agreement and all fees thereunder shall be made subordinate to the Mortgage Loan.

Assumability:                                             Neither the Properties, nor any interest; whether direct or indirect legal or beneficial ownership interests in the Borrower or any of its constituent members, at any level or tier of ownership, may be transferred other than pursuant to a bona fide sale of an individual property to a third party that satisfies the release provisions and conditions. The Mortgage Loan shall not be assumable without the prior approval of Lender in its sole and absolute discretion, which approval, if given, may be conditioned upon, among other things, (i) the payment to Lender of assumption fee in an amount determined by Lender in its sole discretion (ii) a substitute guarantor that is acceptable to Lender in its sole discretion and (iii) if the Mortgage Loan or any portion thereof has been securitized, written confirmation from the rating agencies that the proposed transfer will not result in a downgrade, qualification or withdrawal of the rating of such securitization.

                                                                                                                        Notwithstanding the foregoing, Lender acknowledges that Sponsor is raising a real estate investment fund (the “Fund”), which Fund shall own 100% of  the equity interests in Borrower, and which Fund shall be managed and controlled by Sponsor.  Lender shall permit the transfer of interests in the Borrower, or its upper tier entities, provided that (a) after any transfer the Fund retains ownership of not less than 25% of the Borrower, (b) Scott Rechler, Jason Barnett, Michael Maturo and Marathon Real Estate retain management and control of the Fund and the Borrower, and no major decisions shall be made without Sponsor’s consent.

No Additional

Financing:                                                              There shall be no subordinate financing, pledge, hypothecation or encumbrance, secured or unsecured, on any of the Properties or on any direct or indirect legal or beneficial ownership interests in Borrower or any of its constituent members, at any level or tier of ownership. Notwithstanding the above, Lender will permit pledges in upper tier entites, whose business is broader than ownership of the Properties.

Insurance:                                                              The Properties shall be covered by standard “all risk” perils insurance, including, but not limited to, fire and casualty, machine and boiler, business interruption and liability insurance (general, employer and workers’ compensation insurance), together with flood, hurricane or earthquake insurance if the Properties are located in a flood, hurricane or earthquake zone, as applicable, and terrorism insurance, in amounts and underwritten by companies reasonably acceptable to Lender.  Ratings of insurance carriers to equal or exceed the ratings of current carriers.

Patriot Act;

OFAC                                                                                     Borrower represents, warrants and covenants that, to its knowledge and at all times throughout the term of the Mortgage Loan, including after giving effect to any transfers,  (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and any Executive Orders or regulations promulgated thereunder including, without limitation all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (collectively, “OFAC Laws and Regulations”) with the result that the investment in Borrower is prohibited by OFAC Laws or Regulations or that the investment made by the Sponsor is in violation of OFAC Laws or Regulations; (b) other than with respect to transfers by reason of Stock Market Transactions, no person has any interest of any nature whatsoever in a Sponsor, with the result that the investment in Borrower is prohibited by OFAC Laws and Regulations; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower is prohibited by law or the investment is in violation of law. Borrower agrees to provide Lender with information regarding Borrower and Sponsor, which Lender may reasonably request in order to be in compliance with the OFAC Laws and Regulations.

Mortgage Loan

Expenses:              Sponsor shall cover all of Lender’s reasonable out-of-pocket costs and expenses.

This letter shall confirm the agreement of SL Green or its affiliates, successors or assigns to provide the Mortgage Loan on the terms and conditions set forth above, conditioned solely upon (a) closing of the Merger Transaction and (b) RIDER I.  Please sign and return an original counterpart of this letter in order to evidence and confirm the foregoing.  We look forward to working with you on this transaction.

Very truly yours,

SL GREEN FUNDING LLC

By:	/s/ David Schonbraun
	Name:	David Schonbraun
	Title:	Vice President

ACCEPTED AND AGREED

AS OF September 15, 2006:

By: /s/ Scott Rechler______

Scott Rechler